Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-164867 and Form S-8 No. 333-220877) pertaining to the International Speedway Corporation 2006 Long-Term Incentive Plan and the International Speedway Corporation 2017 Long Term Incentive Plan, respectively, of our reports dated January 25, 2019, with respect to the consolidated financial statements and schedule of International Speedway Corporation and the effectiveness of internal control over financial reporting of International Speedway Corporation, included in this Annual Report (Form 10-K) for the year ended November 30, 2018.

/s/ Ernst & Young LLP

Tampa, Florida
January 25, 2019